Exhibit 4.1

NOMINATING AGREEMENT

This NOMINATING AGREEMENT, dated as of October 21, 2020 (this “Agreement”), is entered into by and among Despegar.com, Corp., a business company incorporated in the British Virgin Islands with company number 1936519 and whose registered office is at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Company”), and the holder of Ordinary Shares of the Company (together with any securities issued in respect thereof or in exchange or substitute therefor, “Ordinary Shares”) listed on the signature pages hereto under the caption “Expedia Shareholder” (together with its Affiliates, collectively, the “Expedia Shareholder”). In consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.    Director Nominations. From and after the date of this Agreement, at any time when the Expedia Shareholder beneficially owns at least the Expedia Ownership Threshold, (i) the Expedia Shareholder shall have the right to designate one individual (the “Expedia Designee”) to be a nominee for election to the Board of Directors of the Company (the “Board”), and the Company shall cause such Expedia Designee to be included in the slate of directors approved and recommended by the Board for election at each meeting of shareholders at which the term of an Expedia Designee will expire and shall support such Expedia Designee for election in a manner no less favorable than the manner in which the Company supports its other nominees, and (ii) each Expedia Director shall (subject to applicable law and the rules and regulations of any national securities exchange upon which the Ordinary Shares are then listed as well as the confidentiality and corporate opportunity provisions of that certain Sixth Amended and Restated Investor Rights Agreement, dated August 29, 2017, related to the Company, including the final proviso of Section 3.1 thereof and article 12.16 of the Company’s articles of association) have the right, but not the obligation, to serve on each committee of the Board other than the Strategy Committee. Upon the resignation, retirement, expiry of term, death or removal from office of the Expedia Designee at a time when the Expedia Shareholder has the right to designate the Expedia Designee pursuant to this Section 1, the Expedia Shareholder shall be entitled to designate a replacement Expedia Designee and the Company shall, provided there is a vacancy resulting from the termination of office of an Expedia Designee, cause the prompt appointment or election of such replacement Expedia Designee to the Board. The foregoing rights of the Expedia Shareholder and the Expedia Designee shall be subject to the requirements of Articles 11.5(b)-(d) of the Articles of Association of the Company.

2.    Definitions. For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person that, alone or together with any other person, controls, is controlled by or is under common control with such Person; “control” (including its correlative terms), as used in respect of any person, shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such person whether through the ownership of voting securities, by contract or otherwise; and “Expedia Ownership Threshold” shall mean the lesser of (i) five percent (5%) of the then-outstanding Ordinary Shares and (ii) 5,000,000 Ordinary Shares (as adjusted to reflect any change in the number of outstanding shares as a result of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, consolidation of shares or other similar transaction).

3.    Term and Termination. This Agreement shall continue from the date hereof until (i) Expedia no longer owns the Expedia Ownership Threshold or (ii) the Agreement is terminated by mutual written agreement of the parties hereto.

4.    Specific Enforcement. It is agreed that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party and that this Agreement shall be specifically enforceable. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.    Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions. Each party hereto irrevocably agrees that any legal action with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Delaware Court of Chancery, or, if such court declines to accept jurisdiction over a particular matter, any federal or state court within the State of Delaware, and any appellate court therefrom. Each party hereto hereby irrevocably and unconditionally submits with regard to any such action to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any other court. Each party hereto hereby irrevocably waives, and agrees not to assert, in any action with respect to this Agreement, any claim that (i) that it is not personally subject to the jurisdiction of the above named courts, (ii) it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by the applicable law, (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 6. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

6.    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given to the respective parties at the addresses set forth on the signature pages to this Agreement: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) business days after deposit with an internationally recognized overnight courier, specifying second-day delivery, with written verification of receipt; provided that notices received on a day that is not a business day or after the close of business on a business day (in the time zone of the recipient) will be deemed to be effective on the next business day.

7.    Other Provisions. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of both parties hereto. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall not be assigned in whole or in part by the Expedia Shareholder, except to an Affiliate of the Expedia Shareholder, without the Company’s express written consent, and this Agreement shall not be assigned in whole or in part by the Company without the Expedia Shareholder’s express written consent. This Agreement is intended to be the sole agreement of the parties hereto as it relates to the subject matter hereof and supersedes all other agreements of the parties hereto relating to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

DESPEGAR.COM, CORP.

By:	/s/ Mariano Scagliarini
Name: Mariano Scagliarini
Title: General Counsel

Address: Juana Manso 1069, CABA Argentina

[Signature Page to Nominating Agreement]

EXPEDIA, INC.

By:	/s/ Thom Rose
Name: Thom Rose
Title: VP Strat Initiatives and Corp Dev

Address:	1111 Expedia Group Way W, Seattle, WA 98119

[Signature Page to Nominating Agreement]